Exhibit 99.1

Quality Distribution, Inc. Announces Second Quarter 2011 Results

— Company Reports Second Quarter Net Income of $0.37 per Diluted Share —

— Adjusted Earnings of $0.23 per Diluted Share Up 130% versus Q2 2010 —

— Energy Business Awarded Multi-Year Logistics Contract in Marcellus Shale —

TAMPA, FL – August 1, 2011 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), which operates the largest chemical bulk tank truck network and is the largest provider of intermodal tank container and depot services in North America, today reported net income of $9.0 million, or $0.37 per diluted share, for the second quarter ended June 30, 2011, compared to net income of $2.1 million, or $0.09 per diluted share, in the second quarter ended June 30, 2010.

Adjusted net income for the second quarter of 2011 was $5.6 million, or $0.23 per diluted share, compared to adjusted net income of $2.2 million, or $0.10 per diluted share, for the same quarter in 2010. Adjusted net income for the second quarter of 2011 was derived by excluding a restructuring credit of approximately $0.5 million reflecting a lower than expected withdrawal liability from a multi-employer pension plan, and then applying a normalized tax rate of 39%. Adjusted net income for the second quarter of 2010 was derived by excluding a restructuring charge of approximately $1.1 million, and then applying a normalized tax rate of 39%. These adjustment items are excluded as the Company does not consider them to be part of regular operating activities. A reconciliation of net income to adjusted net income is included in the attached financial exhibits.

The significant improvement in earnings for the second quarter ended June 30, 2011 was driven by a 33.6% increase in quarter-over-quarter operating income (after adjusting for the restructuring items) resulting from cost containment initiatives, reduced maintenance and depreciation expenses from the fleet rationalization program begun in 2010, and lower insurance costs. Additionally, debt reduction and redemption activity resulted in a 15.9% decrease in net interest expense from the prior year quarter.

“I am very pleased with the Company’s solid earnings this quarter, especially in light of lighter volumes in our core chemical logistics business due to continued driver turnover issues,” said Gary Enzor, Chief Executive Officer. “More importantly, we recently won a multi-year contract with a major energy company to provide full logistics for their 100 truck fresh and disposal water hauling needs in the Marcellus Shale region. The revenues associated with this contract will begin ramping in the second half of 2011 and are expected to be a significant contributor to our top-line in 2012.”

Total revenue for the second quarter ended June 30, 2011 was $190.0 million, an increase of 7.0% versus the same quarter last year. Excluding fuel surcharges, revenue for the second quarter of 2011 increased 0.7% compared to the prior-year quarter, driven by a 7.1% increase from Boasso’s intermodal business. Revenues from the logistics business were flat, as slightly lower volumes in the chemicals business were offset by revenues associated with the frac shale energy market. The Company’s initiative to implement electronic on-board recorders (“EOBR’s”) continues to adversely impact driver turnover, which is constraining growth within the chemical logistics business, and is expected to continue through the balance of 2011.

Adjusted EBITDA for the second quarter of 2011 was $20.5 million, up 22.6% versus the comparable prior-year period, driven primarily from cost containment initiatives, reduced maintenance and depreciation expenses and lower insurance costs. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.

Gary Enzor commented further, “Our multifaceted growth strategy is coming to fruition and we remain confident that we can deliver revenue and earnings enhancement for our shareholders. Our team has worked very hard to organically enter the frac shale energy market, which directly led to the recently awarded logistics contract, which we estimate could deliver $30 to $40 million of gross revenue in 2012.”

Significant Transactions and Other

On June 20, 2011 the Company issued notices to redeem the remaining $5.8 million balance of its 11.75% PIK Notes. This redemption occurred on July 20, 2011 and is expected to further reduce interest expense in future periods.

Capital expenditures for the six months ended June 30, 2011 were $9.3 million, of which approximately $5.0 million was for equipment to be utilized for logistics services to the frac shale energy market. Proceeds from sales of equipment during the first half of 2011 were $6.3 million. Availability under the Company’s asset-based revolving credit facility (“ABL Facility”) at June 30, 2011 was $79.5 million, an increase of $31.7 million, or 66.3% from availability under the ABL Facility at June 30, 2010. Since December 31, 2010, ABL availability remained relatively stable as strong cash flow from operating activities of $12.4 million was utilized to support the redemption of a significant amount of 11.75% PIK Notes during the first six months of 2011.

In July 2011, the Company launched a refinancing of its existing $225 million ABL Facility with a new $250 million ABL Facility. This new facility is expected to have a five year maturity, and contain terms and conditions (including pricing) substantially similar to the existing ABL Facility. The refinancing is expected to close during the third quarter.

“With the redemption of our remaining high cost 11.75% PIK Notes now behind us and the launch of the ABL refinancing well underway, we have moved another critical step forward in our capital structure improvement strategy,” said Joe Troy, Chief Financial Officer. “These improvements are enabling us to actively evaluate and pursue multiple internal and external growth objectives, including potential acquisitions. We remain optimistic about our future growth prospects as the new frac shale contract takes hold, and pressure on our chemical logistics business from the EOBRs implementation is substantially alleviated by the end of 2011.”

Quality will host a conference call for investors to discuss these results on Tuesday, August 2, 2011 at 10:00 a.m. Eastern Time. The toll free dial-in number is 888-686-9683; the toll number is 913-312-1507; the passcode is 8764887. A replay of the call will be available through August 31, 2011, by dialing 888-203-1112; passcode: 8764887. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. Copies of this earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk tank truck network in North America through its wholly owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly owned subsidiary, Boasso America Corporation. Quality also provides logistics services to the water hauling segment of the gas and oil frac shale market through its wholly owned subsidiaries QC Energy Resources, Inc. and QC Energy Resources, LLC. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release and the oral public statements made by a Quality representative during the webcast announced in this press release may contain certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995 and is subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, additional risks and uncertainties regarding forward-looking statements include the effect of local and national economic, credit and capital market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, the availability of qualified drivers, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; our substantial leverage, our ability to make required payments and restrictions contained in our debt arrangements; competition and rate fluctuations; our reliance on independent affiliates and independent owner-operators; the loss of or material reduction in the services to one or more of our major customers; our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; changes in health insurance benefit regulations; changes in the future, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry; increased unionization, which could increase our operating costs or constrain operating flexibility; our ability to comply with current and future environmental regulations and the increasing costs relating to environmental compliance; potential disruption at U.S. ports of entry; diesel fuel prices and our ability to recover costs through fuel surcharges; our ability to attract and retain qualified drivers; terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; our dependence on senior management; the potential loss of our ability to use net operating losses to offset future income; potential future impairment charges; the interests of our largest shareholder, which may conflict with your interests; our ability to successfully identify acquisition opportunities, consummate such acquisitions and integrate acquired businesses; our success in entering new markets such as the frac shale market; adverse weather conditions; the impact of our restructuring on our operations and costs; our liability for our proportionate share of unfunded vested benefit liabilities in the event of our withdrawal from any of our multi-employer pension plans; and changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expenses. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this release.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
OPERATING REVENUES:
Transportation	$129,397	$129,473	$254,078	$248,390
Service revenue	27,642	26,473	54,380	51,379
Fuel surcharge	32,954	21,606	59,445	39,116

Total operating revenues	189,993	177,552	367,903	338,885

OPERATING EXPENSES:
Purchased transportation	133,692	121,670	258,414	231,495
Compensation	15,515	14,980	30,398	28,872
Fuel, supplies and maintenance	11,665	13,455	23,442	26,822
Depreciation and amortization	3,378	4,067	6,870	8,310
Selling and administrative	4,886	4,449	10,035	9,227
Insurance costs	3,540	4,540	8,225	7,877
Taxes and licenses	652	674	1,099	1,270
Communications and utilities	657	1,192	1,459	2,238
(Gain) loss on disposal of property and equipment	(410)	234	(650)	652
Restructuring (credit) costs	(521)	1,068	(521)	2,215

Total operating expenses	173,054	166,329	338,771	318,978

Operating income	16,939	11,223	29,132	19,907

Interest expense	7,311	8,640	15,122	17,307
Interest income	(178)	(156)	(317)	(317)
Write-off of debt issuance costs	—	—	1,786	—
Other expense (income)	29	220	(7)	226

Income before income taxes	9,777	2,519	12,548	2,691
Provision for (benefit from) income taxes	731	463	780	(163)

Net income	$9,046	$2,056	$11,768	$2,854

PER SHARE DATA:
Net income per common share
Basic	$0.39	$0.10	$0.52	$0.14

Diluted	$0.37	$0.09	$0.49	$0.13

Weighted average number of shares
Basic	23,253	20,256	22,723	19,880
Diluted	24,581	21,748	24,024	21,585

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	June 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$1,643	$1,753
Accounts receivable, net	95,202	80,895
Prepaid expenses	5,503	6,911
Deferred tax asset, net	4,503	3,848
Other	4,684	4,891

Total current assets	111,535	98,298
Property and equipment, net	111,229	113,419
Goodwill	27,023	27,023
Intangibles, net	16,231	16,924
Other assets	13,348	15,671

Total assets	$279,366	$271,335

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$2,631	$3,991
Current maturities of capital lease obligations	5,246	4,572
Accounts payable	7,754	7,200
Independent affiliates and independent owner-operators payable	14,449	11,059
Accrued expenses	21,063	24,363
Environmental liabilities	3,208	3,687
Accrued loss and damage claims	10,011	8,471

Total current liabilities	64,362	63,343

Long-term indebtedness, less current maturities	280,337	300,491
Capital lease obligations, less current maturities	5,075	8,278
Environmental liabilities	6,336	7,255
Accrued loss and damage claims	11,109	10,454
Other non-current liabilities	25,503	26,060

Total liabilities	392,722	415,881

Redeemable noncontrolling interest	—	1,833

SHAREHOLDERS’ DEFICIT
Common stock	391,963	371,288
Treasury stock	(1,606)	(1,593)
Accumulated deficit	(290,206)	(301,974)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(25,601)	(26,194)
Stock purchase warrants	1,683	1,683

Total shareholders’ deficit	(113,356)	(146,379)

Total liabilities, redeemable noncontrolling interest and shareholders’ deficit	$279,366	$271,335

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

We have two reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered:

•	Logistics, which primarily consists of transportation of bulk chemicals and water primarily through our network of independent affiliates and equipment rentals; and

•	Intermodal, specifically Boasso’s International Organization for Standardization, or intermodal ISO tank container transportation and depot services.

Segment operating results were as follows (in thousands):

	Three Months Ended June 30, 2011
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$114,310	$15,087	$129,397
Service revenue	17,155	10,487	27,642
Fuel surcharge	29,013	3,941	32,954

Total operating revenues	$160,478	$29,515	$189,993

Segment revenue % of total revenue	84.5%	15.5%	100.0%
Segment operating income	$14,651	$4,735	$19,386

	Three Months Ended June 30 , 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$114,728	$14,745	$129,473
Service revenue	17,339	9,134	26,473
Fuel surcharge	19,247	2,359	21,606

Total operating revenues	$151,314	$26,238	$177,552

Segment revenue % of total revenue	85.2%	14.8%	100.0%
Segment operating income	$12,064	$4,528	$16,592

	Six Months Ended June 30, 2011
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$224,922	$29,156	$254,078
Service revenue	33,663	20,717	54,380
Fuel surcharge	52,652	6,793	59,445

Total operating revenues	$311,237	$56,666	$367,903

Segment revenue % of total revenue	84.6%	15.4%	100.0%
Segment operating income	$25,433	$9,398	$34,831

	Six Months Ended June 30 , 2010
	Logistics	Intermodal	Total
Operating Revenues:
Transportation	$220,560	$27,830	$248,390
Service revenue	33,979	17,400	51,379
Fuel surcharge	34,913	4,203	39,116

Total operating revenues	$289,452	$49,433	$338,885

Segment revenue % of total revenue	85.4%	14.6%	100.0%
Segment operating income	$22,882	$8,202	$31,084

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and the Six Months Ended June 30, 2011 and 2010

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For Adjusted Net Income, management uses a 39% tax rate for calculating the provision for income taxes to normalize Quality’s tax rate to that of competitors, and to compare Quality’s reporting periods with different effective tax rates. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include restructuring charges (credits) related to a plan of restructure which began in the second quarter of 2008 and concluded in the fourth quarter of 2010, as well as write-offs of debt issuance costs.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income is adjusted for provision for (benefit from) income tax, depreciation and amortization and interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for significant items that are not part of regular operating activities, including the restructuring charges (credits) related to a plan of restructure which began in the second quarter of 2008 and concluded in 2010, write-off of debt issuance costs and other non-cash items such as non-cash stock-based compensation, to arrive at Adjusted EBITDA. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net Income Reconciliation:
Net income	$9,046	$2,056	$11,768	$2,854

Net income per common share:
Basic	$0.39	$0.10	$0.52	$0.14

Diluted	$0.37	$0.09	$0.49	$0.13

Weighted average number of shares:
Basic	23,253	20,256	22,723	19,880
Diluted	24,581	21,748	24,024	21,585

Adjustments to net income:
Provision for (benefit from) income taxes	731	463	780	(163)
Write-off of debt issuance costs	—	—	1,786	—
Restructuring (credit) costs	(521)	1,068	(521)	2,215

Adjusted income before income taxes	9,256	3,587	13,813	4,906
Provision for income taxes at 39%	3,610	1,399	5,387	1,913

Adjusted net income	$5,646	$2,188	$8,426	$2,993

Adjusted net income per common share:
Basic	$0.24	$0.11	$0.37	$0.15

Diluted	$0.23	$0.10	$0.35	$0.14

Weighted average number of shares:
Basic	23,253	20,256	22,723	19,880
Diluted	24,581	21,748	24,024	21,585

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
EBITDA and Adjusted EBITDA:
Net income	$9,046	$2,056	$11,768	$2,854

Adjustments to net income:
Provision for (benefit from) income taxes	731	463	780	(163)
Depreciation and amortization	3,378	4,067	6,870	8,310
Interest expense, net	7,133	8,484	14,805	16,990

EBITDA	20,288	15,070	34,223	27,991

Write-off of debt issuance costs	—	—	1,786	—
Restructuring (credit) costs	(521)	1,068	(521)	2,215
Non-cash stock-based compensation	734	588	1,458	1,077

Adjusted EBITDA	$20,501	$16,726	$36,946	$31,283